EXHIBIT 11 - Computations of Earnings Per Share

                             Tredegar Industries, Inc. and Subsidiaries
                              (In thousands, except per-share amounts)

-----------------------------------------------------------------------------------------------------
                                                                  1996         1995        1994
-----------------------------------------------------------------------------------------------------

Income from continuing operations                             $   45,035   $   24,053  $     1,417
Income from discontinued Energy segment operations                     -            -       37,218
                                                              ====================================
Net income                                                    $   45,035   $   24,053   $   38,635
                                                              ====================================

Earnings per share common and dilutive common
     equivalent share as reported (1):
     Continuing operations                                    $     3.44 $       1.80 $       0.09
     Discontinued Energy segment operations                            -            -         2.40
                                                              ====================================
     Net income                                               $     3.44 $       1.80 $       2.49
                                                              ====================================

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (2)                                897          454           90
Weighted average common shares outstanding
     during period                                                12,208       12,916       15,524
                                                              ------------------------------------
Weighted average common and dilutive common
     equivalent shares                                            13,105       13,370       15,614
                                                              ====================================

Primary earnings per share (1)                                $     3.44 $       1.80 $       2.47
                                                              ====================================

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (3)                                988          618          135
Weighted average common shares outstanding
     during period                                                12,208       12,916       15,524
                                                              ------------------------------------
Weighted average common and dilutive common
     equivalent shares                                            13,196       13,534       15,659
                                                              ====================================

Fully diluted earnings per share (3)                          $     3.41 $       1.78 $       2.47
                                                              ====================================

Notes:
(1) Shares used to compute earnings per common and dilutive common equivalent share include common stock equivalents for the years ended December 31, 1996 and 1995.
(2)  Computed using the average market price during the related period.
(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period. Fully diluted earnings per common and dilutive common equivalent share is not materially different (dilutive by 3% or more) from earnings per common and dilutive common equivalent share reported in the consolidated statements of income.